Exhibit 23.4

CONSENT OF OSBORN

The undersigned, Jeff Osborn, hereby states as follows:

I, Jeff Osborn, assisted with the preparation of the “Amended NI 43-101 Technical Report, Updated Preliminary Economic Assessment, Elk Creek Niobium Project” dated effective August 4, 2015 with an original report date of September 4, 2015 and an amended report date of October 16, 2015 (the “Technical Report”) portions of which are extracted or summarized (the “Summary Material”) in the Registrant’s prospectus filed pursuant to Rule 424 and incorporated by reference in this Registration Statement on Form S-8.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the names of SRK Consulting (U.S.), Inc. in the Form S-8 concerning the Technical Report.

Date: December 22, 2016	By:	/s/ Jeff Osborn

Name: Jeff Osborn, BEng Mining, MMSAQP Title: Principal Consultant, SRK Consulting (U.S.), Inc.